Exhibit 10.8
AGCO CORPORATION DIRECTOR COMPENSATION
FOR NON-EMPLOYEE DIRECTORS
(As of December 5, 2007)

RETAINERS (1)

Annual Lead Director Retainer (paid only to Lead Director):	$25,000

Annual Director Base Retainer (applies to all directors):	$40,000

Annual Committee Chairperson Retainer (except Audit Committee Chair):	$10,000

Annual Audit Committee Chairperson:	$15,000

Annual Committee Member Retainer:	$5,000

MEETING FEES

Board Meeting Attendance:	$2,000

Committee Meeting Attendance:
Chairperson:	$1,500
Members:	$1,000

Telephone Meeting Participation:
Chairperson:	$1,000
Members:	$500

ADDITIONAL COMPENSATION

Annual AGCO Stock Grant Award (2)	$75,000
In addition, the Company will reimburse directors for the reasonable out-of-pocket expense incurred in the attendance of the meetings.

Notes:
1	Payment of annual retainers are made in accordance with the following provisions:
(i)	Annual retainers are paid quarterly in four installments (for ease of calculation purposes quarters are divided into 90 days with a 360 day year).

(ii)	Annual retainers accrue as of the first day of each calendar quarter based on the Board and Committee Membership Roster in effect on that date.

(iii)	Annual Retainers are paid in advance during the first month of the given calendar quarter (e.g., January for the first quarter).

(iv)	Changes to Board and Committee Memberships (including chairpersons) will be reviewed and adjustments made to the current quarters retainer amounts (up or down).

(v)	Any changes in the retainer amounts due for the current quarter will be reflected in the ensuing quarters retainer payment.
2	Terms applicable to the Stock Grant Award are defined in the Plan Document. The stock grant equivalent to $75,000 is based on closing price on the day of the annual shareholders meeting.